Exhibit 99.1

For Immediate Release	Contact: Jim Gattoni
Landstar System, Inc.
www.landstar.com
October 15, 2008	904-398-9400
LANDSTAR SYSTEM REPORTS A 15 PERCENT INCREASE IN
THIRD QUARTER REVENUE AND DILUTED EARNINGS PER SHARE
Jacksonville, FL — Landstar System, Inc. (NASDAQ: LSTR) reported record third quarter revenue of $733 million and record third quarter diluted earnings per share of $0.62 in the 2008 third quarter, compared to revenue of $635 million and diluted earnings per share of $0.54 in the 2007 third quarter. Net income was $32.8 million in the 2008 third quarter compared to net income of $29.3 million in the 2007 third quarter.
Revenue hauled by BCO Independent Contractors in the third quarter of 2008 was $371 million, or 51 percent of revenue, compared to $351 million, or 55 percent of revenue, in the 2007 third quarter. In the 2008 and 2007 third quarters, the Company invoiced customers $92 million and $45 million, respectively, in fuel surcharges that were passed on 100 percent to BCO Independent Contractors and excluded from revenue. Revenue hauled by third-party truck brokerage carriers was $276 million, or 38 percent of revenue, in the 2008 third quarter compared to $225 million, or 35 percent of revenue, in the 2007 third quarter. Revenue hauled by rail, air, and ocean cargo carriers was $49 million, or 7 percent of revenue, in the 2008 third quarter compared to $46 million, or 7 percent of revenue, in the 2007 third quarter.

LANDSTAR SYSTEM/2

Revenue in the thirty-nine-week period ended September 27, 2008 increased approximately 11 percent to $2.039 billion compared to $1.844 billion in the 2007 thirty-nine-week period. Net income for the 2008 thirty-nine-week period was $86.3 million, or $1.62 per diluted share, compared to net income of $80.6 million, or $1.45 per diluted share, for the 2007 thirty-nine-week period.
Revenue hauled by BCO Independent Contractors in the 2008 thirty-nine-week period was $1.071 billion, or 53 percent of revenue, compared to $1.036 billion, or 56 percent of revenue, in the 2007 thirty-nine-week period. In the 2008 and 2007 thirty-nine-week periods, the Company invoiced customers $241 million and $125 million, respectively, in fuel surcharges that were passed on 100 percent to BCO Independent Contractors and excluded from revenue. Revenue hauled by third-party truck brokerage carriers was $766 million, or 38 percent of revenue, in the 2008 thirty-nine-week period compared to $648 million, or 35 percent of revenue, in the 2007 thirty-nine-week period. Revenue hauled by rail, air, and ocean cargo carriers was $146 million, or 7 percent of revenue, in the 2008 thirty-nine-week period compared to $126 million, or 7 percent of revenue, in the 2007 thirty-nine-week period.
Revenue, net income, and diluted earnings per share in the 2008 thirteen and thirty-nine week periods included $27.6 million, $1.7 million, and $0.03 diluted earnings per share, respectively, for bus capacity provided in connection with evacuation assistance related to the storms that recently impacted the Gulf Coast.
Landstar System, Inc. announced that its Board of Directors has declared a quarterly dividend of $0.04 per share. The dividend is payable on November 28, 2008 to stockholders of record at the close of business on November 3, 2008. It is the intention of the Board of Directors to continue to pay a quarterly dividend. During the 2008 third quarter, Landstar purchased approximately 580,000 shares of its common stock at a total cost of $28.5 million. As of September 27, 2008, there were approximately 2,155,000 shares of the Company’s common stock available for purchase under Landstar’s authorized share purchase programs.

LANDSTAR SYSTEM/3

“Landstar’s 2008 third quarter performance was remarkable,” said Landstar President and Chief Executive Officer Henry Gerkens. “Revenue and diluted earnings per share in the 2008 third quarter were the highest third quarter revenue and diluted earnings per share in the Company’s history. Landstar delivered a 15% increase in revenue over the 2007 third quarter and experienced strong revenue increases across multiple service offerings. Excluding the revenue from bus evacuation services, revenue increased 11% quarter over quarter. Landstar’s 2008 third quarter diluted earnings per share increased 15% over its 2007 third quarter diluted earnings per share.” Gerkens continued, “The 2008 third quarter included approximately $0.03 per diluted share of costs related to employee bonus accruals not included in the 2007 third quarter and approximately $0.03 per diluted share of income from bus evacuation services. As anticipated, operating margin was slightly impacted by a change in revenue mix, and was 7.5 percent in the 2008 third quarter, compared to 7.8 percent in the 2007 third quarter.”
“The resiliency of Landstar’s variable cost business model continues to generate outstanding returns and to provide the Company with a strong balance sheet. Trailing twelve month return on average shareholders’ equity remained high at 53 percent and trailing twelve month return on invested capital, net income divided by the sum of average equity plus average debt, was 31 percent. As of September 27, 2008, the Company had $103 million in cash and short-term investments and $87 million in outstanding borrowings under its senior credit facility, primarily resulting from borrowings to finance the purchase of its common stock under its authorized share purchase programs. As of September 27, 2008, there was $110 million available for borrowings under the Company’s senior credit facility.”
Gerkens continued, “Notwithstanding Landstar’s impressive third quarter results, the Company experienced reduced freight demand during the latter part of the 2008 third quarter. This trend has continued into early October and based upon the current uncertain economic outlook, I don’t foresee that trend reversing in the 2008 fourth quarter. I do anticipate increased revenue in the 2008 fourth quarter when compared to the 2007 fourth quarter. However, that rate of growth will not be at the level experienced in the first nine months of 2008 versus the first nine months of the prior year. I anticipate diluted earnings per share for the 2008 fourth quarter to be similar to that reported in the 2007 fourth quarter.”

LANDSTAR SYSTEM/4

Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 5 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Third Quarter 2008 Earnings Release Conference Call.”
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers’ compensation claims; unfavorable development of existing claims; dependence on independent sales agents; dependence on third-party capacity providers; disruptions or failures in our computer systems; a downturn in domestic or international economic growth or growth in the transportation sector; substantial industry competition; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2007 fiscal year, described in Item 1A Risk Factors, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

LANDSTAR SYSTEM/5

About Landstar:
Landstar System, Inc. delivers safe, specialized transportation and logistics services to a broad range of customers worldwide. The Company identifies and fulfills shippers’ needs through the coordination of individual businesses comprised of independent sales agents and third-party transportation and logistics capacity providers. Through its operating subsidiaries, Landstar delivers excellence in complete transportation logistics services and solutions. All Landstar operating companies are certified to ISO 9001:2000 quality management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.
(Tables follow)

LANDSTAR SYSTEM/6

Landstar System, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007

Revenue	$2,039,232	$1,844,412	$732,753	$634,811
Investment income	2,686	4,103	817	1,106

Costs and expenses:
Purchased transportation	1,573,209	1,394,781	569,864	481,946
Commissions to agents	153,857	148,574	54,267	51,170
Other operating costs	20,814	21,208	6,874	7,986
Insurance and claims	27,159	38,878	8,125	9,319
Selling, general and administrative	105,457	95,002	34,499	31,082
Depreciation and amortization	15,558	14,045	5,251	4,766

Total costs and expenses	1,896,054	1,712,488	678,880	586,269

Operating income	145,864	136,027	54,690	49,648
Interest and debt expense	5,635	4,464	1,757	1,764

Income before income taxes	140,229	131,563	52,933	47,884
Income taxes	53,904	50,941	20,116	18,536

Net income	$86,325	$80,622	$32,817	$29,348

Earnings per common share	$1.64	$1.46	$0.62	$0.54

Diluted earnings per share	$1.62	$1.45	$0.62	$0.54

Average number of shares outstanding:
Earnings per common share	52,680,000	55,221,000	52,586,000	54,189,000

Diluted earnings per share	53,142,000	55,740,000	53,028,000	54,608,000

Dividends paid per common share	$0.1150	$0.0975	$0.0400	$0.0375

LANDSTAR SYSTEM/7

Landstar System, Inc.
Selected Segment Information
(Dollars in thousands)
(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007
Revenue

Transportation logistics segment	$2,011,766	$1,816,751	$723,535	$625,581
Insurance segment	27,466	27,661	9,218	9,230

Revenue	$2,039,232	$1,844,412	$732,753	$634,811

Operating Income

Transportation logistics segment	$118,171	$110,441	$44,611	$38,071
Insurance segment	27,693	25,586	10,079	11,577

Operating income	$145,864	$136,027	$54,690	$49,648

LANDSTAR SYSTEM/8

Landstar System, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
(Unaudited)

	Sept. 27,	Dec 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$77,604	$60,750
Short-term investments	25,727	22,921
Trade accounts receivable, less allowance of $5,316 and $4,469	391,873	310,258
Other receivables, including advances to independent contractors, less allowance of $4,151 and $4,792	9,398	11,170
Deferred income taxes and other current assets	32,251	28,554

Total current assets	536,853	433,653

Operating property, less accumulated depreciation and amortization of $102,008 and $88,284	124,283	132,369
Goodwill	31,134	31,134
Other assets	37,310	31,845

Total assets	$729,580	$629,001

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$32,906	$25,769
Accounts payable	144,730	117,122
Current maturities of long-term debt	24,084	23,155
Insurance claims	25,086	28,163
Accrued income taxes	14,461	14,865
Other current liabilities	41,662	40,501

Total current liabilities	282,929	249,575

Long-term debt, excluding current maturities	132,997	141,598
Insurance claims	36,222	37,631
Deferred income taxes	25,339	19,411

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 66,109,547 and 65,630,383 shares	661	656
Additional paid-in capital	152,845	132,788
Retained earnings	681,806	601,537
Cost of 13,700,931 and 13,121,109 shares of common stock in treasury	(582,771)	(554,252)
Accumulated other comprehensive income/(loss)	(448)	57

Total shareholders’ equity	252,093	180,786

Total liabilities and shareholders’ equity	$729,580	$629,001

LANDSTAR SYSTEM/9

Landstar System, Inc.
Supplemental Information
(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007
Revenue generated through (in thousands):

Business Capacity Owners (1)	$1,070,982	$1,036,155	$370,787	$351,451
Truck Brokerage Carriers	766,262	648,267	275,928	225,300
Rail intermodal	106,936	91,931	35,338	34,254
Ocean cargo carriers	29,329	18,691	11,109	7,152
Air cargo carriers	10,135	15,412	2,686	4,606
Other (2)	55,588	33,956	36,905	12,048

	$2,039,232	$1,844,412	$732,753	$634,811

Number of loads:

Business Capacity Owners (1)	638,330	646,720	209,250	213,350
Truck Brokerage Carriers	435,250	441,010	146,280	152,160
Rail intermodal	45,610	43,240	14,610	16,480
Ocean cargo carriers	3,990	3,330	1,400	1,230
Air cargo carriers	5,520	9,260	1,650	2,820

	1,128,700	1,143,560	373,190	386,040

Revenue per load:

Business Capacity Owners (1)	$1,678	$1,602	$1,772	$1,647
Truck Brokerage Carriers	1,761	1,470	1,886	1,481
Rail intermodal	2,345	2,126	2,419	2,079
Ocean cargo carriers	7,351	5,613	7,935	5,815
Air cargo carriers	1,836	1,664	1,628	1,633

	Sept. 27,	Sept. 29,
	2008	2007
Truck Capacity

Business Capacity Owners (1) (3)	8,363	8,452

Truck Brokerage Carriers:
Approved and active (4)	16,400	15,765
Approved	9,120	9,224

	25,520	24,989

Total available truck capacity providers	33,883	33,441

Agent Locations	1,403	1,414

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)	Includes premium revenue generated by the insurance segment and warehousing revenue generated by the Transportation Logistics segment. Also, included in the 2008 thirty-nine-week and thirteen-week periods was $27,638 of revenue for bus capacity provided for evacuation assistance related to the storms that impacted the Gulf Coast. Included in the 2007 thirty-nine-week and thirteen-week periods was $6,209 and $2,764, respectively, of revenue derived from transportation services provided in support of disaster relief efforts provided under a contract between Landstar Express America, Inc. and the United States Department of Transportation/Federal Aviation Administration.

(3)	Trucks provided by Business Capacity Owners were 8,949 and 9,056 at September 27, 2008 and September 29, 2007, respectively.

(4)	Active refers to Truck Brokerage Carriers who have moved at least one load in the past 180 days.